Exhibit 10.14

Credit Agreement

This agreement dated as of July 9, 2004 between Bank One, NA, with its main office in Chicago, IL, and its successors and assigns, (the “Bank”), whose address is III E. Wisconsin Ave, Milwaukee, Wl 53202, and AW Network Services, Inc. (the “Borrower”), whose address is 11425 West Lake Park Drive, Suite 900, Milwaukee, WI 53224.

1.	Credit Facilities.

1.1	Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs the Credit Facilities.

1.2	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $500,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under facility A shall be repayable as set forth in a Line of Credit None executed concurrently with this agreement, and any renewals, modifications or extensions thereof. The proceeds of Facility A shall be used for following purpose: working capital needs.

1.3	Borrowing Base. The aggregate principal amount of advances outstanding at any one time under Facility A (the “Aggregate Outstanding Amount”) shall not exceed the Borrowing Base or the maximum principal amount then available under the Line of Credit Note (and any renewals, modifications or extensions thereof) evidencing Facility A, whichever is less (the “Maximum Available Amount”). If at any time the Aggregate Outstanding Amount exceeds the Maximum Available Amount, the Borrower shall immediately pay the Bank an amount equal to such excess. “Borrowing Base” means the aggregate of:

A. 80% of the book value of all Eligible Accounts, minus

B. $75,000.00.

2.	Definitions. As used in this agreement, the fallowing terms have the following respective meanings:

2.1	“Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited in those described in Section 1.

2.2	“Liabilities” means all obligations, indebtedness and liabilities of the Borrower to any one or more of the Bank, BANK ONE CORPORATION, and any of their subsidiaries, affiliates or successors, now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of my bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether the Borrower may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated. The term “Rate Management Transaction” in this agreement means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Borrower, the Bank or BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successor, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

2.3	“Notes” means the Line of Credit Note(s) described in Section 1, and all promissory notes, instruments and/or contracts evidencing the terms and conditions of the Liabilities.

2.4	“Account” means a trade account, account receivable, other receivable, or other right to payment for personal property sold, licensed or leased or services rendered awing to the Borrower (or to a third party grantor acceptable to the Bank).

2.5	“Account Debtor” means the person or entity obligated upon an Account.

2.6	“Affiliate” means any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Borrower and any director or officer of the Borrower or any subsidiary or the Borrower.

2.7	“Capital Expenditures” mans any expenditure or the incurrence of any obligation or liability by the Borrower for any asset which is classified as a capital asset.

2.8	“Distributions” means all dividends and other distributions made by the Borrower to its shareholders, partners, owners or members, as the case may be, other than salary, bonuses, and other compensation for services expended in the current accounting period.

2.9	“Eligible Accounts” means, at any time, all of the Borrower’s Accounts which contain selling terms and conditions acceptable to the Bank, are payable on ordinary trade terms, and are not evidenced by a promissory note or chattel paper. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include Accounts: (1) which are not owned by the Borrower free and clear of all security interests, liens, encumbrances, and claims or third parties, except the Bank; (2) with respect to which the Account Debtor is an employee or agent of the Borrower; (3) with respect to which the Account Debtor is affiliated with or related to the Borrower; (4) with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional; (5) which respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are otherwise Eligible Accounts and are supported by insurance, bonds or other assurances satisfactory to the Bank; (6) subject to the U.S. Office of Foreign Asset Control Special Designated Nationals and Blocked Person’s List, or with respect to which the Account Debtor is otherwise a person or entity with whom the Borrower or the Bank is prohibited from doing business by any applicable law, regulation, executive order or other legal directive; (7) which are not payable in U.S. Dollars; (8) with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower; (9) which we subject to dispute, counterclaim, withholding, defense or setoff provided, that to the extent that the Borrower requests for the Bank to consider any portion of such particular Account to be an Eligible Account and the Bank determines a portion to not be subject to dispute, counterclaim, withholding, defense or setoff, they shall be deemed to be Eligible Accounts if the other eligibility requirements are all met, and otherwise shall be deemed to be ineligible; (10) with repeat to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor, or which otherwise constitute pre-billed Accounts; (11) which constitute retainage, or are bonded Accounts; (12) with respect to which the Bank, in its role discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory; (13) of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; (14) which respect to which the Account Debtor is the United States government or any department or agency of the United States; and (15) which have not been paid in full within ninety (90) days from the invoice date.

3.	Conditions Precedent.

3.1	Conditions Precedent to Initial Extension of Credit. Before me first extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank;

A. Loan Documents. The Notes, and as applicable, the letter of credit applications, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other loan documents which the Bank may reasonably require to give effect to the transactions described in this agreements;

B. Evidence or Due Organization and Good Standing, Evidence, satisfactory to the Bank, of the due organization and good sanding of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreements; and

C. Evidence of Authority to Enter into Loan Documents. Evidence that (i) each party to this agreements and any other loan document required by this agreement is authorized to enter into the transactions described in this agreement and the other loan documents, and (ii) the person signing on behalf of each such party is authorized to do.

3.2	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement whether by disbursement of a loan issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A. Representations. The representations of the Borrower are true in all material the extension of credit;

B. No Event of Default No default has occurred in any provision of this agreement, the Notes or any agreement related to the Credit facilities and is consuming or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any default but for the lapse of time until the end of any grace or care period; and

C. Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it my reasonably request.

4.	Affirmative Covenants, The Borrower shall:

4.1	Insurance, Maintain insurance with financially sound and reputable insurers covering in properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices.

4.2	Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank’s request, adequate funds or security has been pledged to insure payment.

4.3	Financial Records. Maintain proper books and records of account, in accordance which generally accepted accounting principles, and consistent with financial statements previously submitted to the Bank.

4.4	Inspection. Permit the Bank to inspect and copy the Borrower’s business records at such times and as such intervals as the Bank may reasonably require, and to discuss the Borrower’s business, operations, and financial condition with the Borrower’s officers and accountants.

4.5	Financial Reports. Furnish to the Bank whatever information, books and records the Bank may reasonably request, including at a minimum:

A. Within forty-five (45) days after each monthly period, a balance sheet as of the end of that period and statements of income, cash flow and retained earnings, from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized against (not required the month that the quarterly 10-QSB is due); and/or via either the EDGAR System or its Home Page, within forty-five (45) days after the filing or its Quarterly request on Form 10-QSB for the fiscal quarter then ended with the Securities and Exchange Commission, copies of the financial statements for such fiscal quarter as contained in such Quarterly Report on Form 10-QSB.

B. Viz either the EDGAR system or its Home Page, within one hundred and twenty (120) days after the filing of its Annual Report on Form 10-KSB for the fiscal year then ended with the Securities and Exchange Commission, the financial Statements for such fiscal year as contained in such Annual Report on Form 10-QSB and, as soon as it shall become available, the annual report to shareholders of the Borrower for the fiscal year then ended.

C. Within thirty (30) days ate and as of the end of each calendar month a list of accounts receivable, aged from date of invoice and certified as correct by one of its authorized agents.

D. A borrowing base certificate, in from and detail satisfactory to the Bank, along with such supporting documentation as the Bank may request, at the following times: (A) within thirty (30) days after and as of the and of each calender month in which there was an outstanding advance of principal under Facility A on the last day of such calender month, and (B) if no borrowing box certificate has been provided or is otherwise due as of the end of the immediately preceding calender month, with any request of an advance under the Credit Facilities.

4.6	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower which could materially affect the financial condition of the Borrower; (2) the occurrence of my event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by the Borrowers to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower may have liability; (4) any additions to or changes in the locations of the Borrower’s business; and (5) any alleged breach of any provision of this agreement or of any other agreement related to the Credit Facilities by the Bank.

4.7	Additional Information. Furnish such additional information and statements, as the Bank may request from time to time.

4.8	Insurance Reports. Furnish to the Bank, upon request of the Bank, reports on each wining insurance policy showing such information as the Bank may reasonably request.

4.9	Other agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party.

4.10	Title to Assets and property. Maintain good and marketable title to all of the Borrower’s assets and properties.

4.11	Additional Assurance Make, executes and deliver to the Bank such other agreements as the Bank may reasonably request to evidence the Credit facilities and to perfect any security interests.

4.12	Employee benefits Plan Maintain each employee benefit plan as to which the Borrower may have any liability, in compliance with all applicable requirements of law and regulations.

4.13	Depository Relationship. Establish and maintain its primary banking depository account(s) with the Bank,

5.	Negative Covenants.

5.1	Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with generally accepted accounts principles applies on a baa’s consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not:

A. Dividends. Acquire or retire any of its shares of capital stock, or declare or pay dividends or make any other distributions upon any of its shares of capital stock, except, in the absence of the occurrence of any default, the Borrower may declare and pay dividend in its capital stock and cash dividends.

B. Management. Fail to promptly notify the Bank of any change in the senior management of the Borrower.

C. Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, (4) additional indebtedness from others that does not exceed &50,000.000 annually, and (5) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities.

D. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

E. Liens. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities, and deposits and the amounts outstanding to secure the performance of leases and contracts entered into in the ordinary course of business, which deposits and amounts outstanding are not, in the aggregate, material in amount.

F. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of “purchasing of carrying any margin stock” within the meaning of Federal reserve Board Regulation U. At the Bank’s request, the Borrower will furnish a completed Federal Reserve Board Form U-1.

G. Continuity of Operations. (1) Engage in any business activities substantially different from those in which the Borrower is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve, or sell any assets out of the ordinary course of business; or (3) enter into any arrangement with any person providing for the leasing by the Borrower of any subsidiary of real or personal property which has been sold or transferred by the Borrower or subsidiary to such person.

H. Limitation on Negative Pledge Clauses. Enter into any agreements with any person other than the Bank which prohibits or limits the ability of the Borrower or any of its subsidiaries to create or permit to exist any lien or any of its property, assets or revenues, whether now owned or hereafter acquired.

I. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrowers obligation under this agreement.

J. Net Worth. Permit at any time, its total assets minus total liabilities to be less than ($7,480,000.00) as of July 31, 2004, with an annual step-up from the prior years’ net worth of $25,000 (effective at the last day of the fiscal year end) beginning 7/31/05 and for each fiscal year end thereafter.

K. Debt service Coverage Ratio. Permit as of each fiscal quarter end, its ratio of net income, plus interest expense, plus amortization and depreciation, plus or minus extraordinary losses or (gains), minus any Distributions, minus Capital Expenditures which equals 50% of depreciation expense, for the twelve month period then ending to principal payments on long term debt and principal payments on capitalized leases plus interest expense for the same such period to be less than 1.20 to 1.00.

L. Government Regulation. (1) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise contacting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.	Representations.

6.1	Representations by the Borrower. Each Borrower represents that (a) the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party, (b) this agreement and the Notes are valid and binding agreements, enforceable according to their terms, (c) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities fairly reflect the financial condition of the organizations and persons to which they apply in all material respects on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (d) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borriwer is pending or threatend, and no other event has occured which may in any one case or in the aggregate materially adversely affect the Borrower’s financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank In writing, (c) all of the Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by thc Borrower in good faith and for which adequate reserves have been provided, (f) the Borrower is not a “holding company*” or a company entitled by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (g) the Borrower is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935 as amended, (h) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower could asseh with respect to this agreement the Credit facilities, (i) the Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know how and processes necessary for the conduct of its business as currently conducted, and (j) no pan of the proceeds of the Credit Facilities will be used for “purchasing” or “carrying” any “margin stock” within the respective meanongs of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Board”) as now and from time to time hereafter in effect of for any purpose which violates the provisions of any regulations of the Board each Borrower, other than a natural person, further represents that; (a) it is duly organized, existing and in good standing pursuant to the laws under which it is organized, and (b) the execution and delivery of this aggrement and the Notes and the performance of the obligations they impose (i) are within its powers, (i) have been duly authorised by all necessarry action of its governing body, and (iii) do not contravene the terms of its articles of incorporation or organization. its by-laws, or any partnership, operating or other agreement governing its affairs.

6.2	Representation Regarding Assets. With respect to any asset of the Borrower utilized in the calculation of the Borrowing Base set forth in this agreement, the Borrower represents and warrants is the Bank; (1) each asset represented by the borrower to be eligible for Borrowing base purposes of this agreement conforms to the eligibility definitions set forth in this agreement (2) all asset values delivered to the Bank will be true and correct, subject to immaterial variance; and be determined on a consistent accounting basis; (3) except as agreed to the contrary by the Bank in writing, each asset is now and at all times hereafter will be in the Borrower’s physical poisession and shall not be held by others on consignment, sale or approval, of sale or return; (4) except as reflected in schedules delivered to the Bank, each asset is now and at all times hereafter will be of good and merchantable quality, free from defects; (5) each asset is not now and will net at any time hereafter be stored with a bailee, warehouseman, or similar party without the Bank’s prior written consent, and in such event, the Borrower will concurrently at the time of bailment cause any such bailee, warehouseman, or similar party to issue and deliver to the Bank, warehouseman receipts in the Bank’s name evidencing the storage of the assets; and (6) the Bank, its assigns, or agents shall have the right at any reasonable time and at the Borrower’s expense to inspect examine and audit the Borrower’s records, and if Accounts are included in the calculation of Borrowing Base, confirm with Account Debtor; the accuracy of such Accounts, and inspect and examine the assets and to check and test the same as to quality, quantity, value, and condition.

7.	Default/Remedies, If any of the Credit Facilities are not paid at maturity, whether by acceleration or otherwise, or if a default by anyone occurs under the terms of this agreement, the Notes or any agreement related to the Credit Facilities, then the Bank shall have all of the rights and remedies provided by any law agreement.

8.	Miscellaneous.

8.1	Notice. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at Its main office if no other address of the Bank is specified herein, by one of the following means; (a) by hand, (b) by a nationally recognised overnight courier service, or (e) by certified mall, pottssage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationality recognized courier service, or (c) on the third

Delivery Day after the notice is deposited in the mail, “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

8.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy, No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise Of any other right or remedy, No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3	Integration. This agreement, the Notes, and any agreement related to the Credit Facilities embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understanding relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legally and enforceability of the remaining obligations of the Borrower dull not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

8.4	Joint and Several Liability.Each Borrower, if more than one, is jointly and severally liable.

8.5	Governing Law and Venue. This agreement is delivered in the State of Wisconsin and governed by Wisconsin law (without giving effect to its laws of confliers), The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Wisconsin, as the Bank in its sole discretion may elect By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its properly, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State or Wisconsin is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.6	Captions. Section headings are for convenience of reference only and do not affect the interpretation of this agreement.

8.7	Subsidiaries and Affiliates of the Borrower. To the extent the context of any provisions of this agreements makes it appropriate, including without, limitation any represensation warranty or covenant, the word “Borrower” as used in this agreements shall include all of the Borrower’s subsidiaries and affiliates. Notwithstanding the foregoing, however, under no circumstances shall this agreement be construed to require the Bank to make any loan or other financial accommodation to any of the Borrower’s subsidiaries or affiliates.

8.8	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit facilities, the Bank is relying on all representations, warranties, and covenant made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement. The Borrower further agree that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Borrower’s indebtedness to the Bank shall be paid in full.

8.9	Non-Liability of the Bank. The relationship between the Borrower and the Bank created by this agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower, the Borrower is excercising the Borrower’s own judgement with respect to the Borrower’s business. All information supplied to the Bank is for the Bank’s protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, impact, supervise or inform the Borrower of any matter with respect to the Borrower’s business. The Bank and the Borrower intend that the Bank may reasonably rely on all information supplied by the Borrower to be Bank, together with all representation and warranties given by the Borrower to the Bank, without investigation or confirmation by the Bank and that any investigations or failure to investigate will not diminish the Bank’s right to so rely.

8.10.	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank and BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, and each of their respective shareholders, directors, officers, employees and agents (collectively, “indemnified persons”) harmless from any and all obligations, claims liabilities, losses, damages, penalties, fines, forfeitures, actions, judgments, suits, costs, expenses and disbursements of any kind or nature ( including, without limitation any Indemnified Person’s attorneys’ fees) (collectively, “claims”) which may be imposed upon, incurred by or assessed against any Indemnified Person both before and after judgment, (whether or not caused by any Indemnified Person’s sole, concurrent, or contributory negligence) arising out of or relating to this agreement; the exercise of the rights and remedies granted under this agreement (including, without limitation, the enforcement of this agreement and the defense of any indemnified Person’s action or inaction in connection with this agreement); and in connection with the Borrower’s failure to perform all of the Borrower’s obligations under this agreement, except to the limited extent that the Claims against any such Indemnified Person are proximately caused by such Indemnified Person’s gross negligence or willful misconduct. Subject to applicable law, including applicable statutes of limitations, the Indemnification provided for in this section shall survive the termination of this agreement and shall extend to and continue to benefit each individual or entity who is or has at any time been as Indemnified Person.

The Borrower’s Indemnity obligations under this section shall not in any way be affected by the presence or absence of covering insurance, or by the amount of such insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under any insurance policy or policies affecting the Borrower’s assets or the Borrower’s business activities. Should any Claim be made or brought against any Indemnified Person by reason of any event as to which the Borrower’s indemnification obligations apply, then, open any Indemnified Person’s demand, the Borrower, at its sole cost and expense, shall defend such Claim in the Borrower’s name, if necessary, by the attorneys for the Borrower’s insurance carrier (if such Claim is covered by insurance), or otherwise by such attorneys as any Indemnified Person shall approve. Any Indemnified Person may also engage its own attorneys as its reasonable discretion to defend the Borrower to assist in its defense and the Borrower agrees to pay the fees and disbursements of such attorneys.

8.11	Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.12	Sole Discretion of the Bank. Whenever the Bank’s consent or approval is required under this agreement, the decision as to whether or not to consent of approve shall be in the sole and exclusive discretion of the Bank and the Bank’s decision shall be final and conclusive.

8.13	Advise of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any documents executed and delivered in connection with the Credit Facilities.

8.14	Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation, or guideline, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes ( except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, capital adequacy requirements, or other obligations which would (A) increase the cost to the Bank for extending or maintaining the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefore, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error, and the Bank shall certify to the Borrower that its method of allocating such amounts is fair and reasonable.

8.15	Conflicting Terms. If this agreement is inconsistent with any provision in any agreement related to the Credit Facilities, the Bank shall determine, in the Bank’s sole and absolute discretion, which of the provisions shall control any such inconsistency.

8.16	Expenses. The Borrower agrees to pay or reimburse the Bank for all its reasonable, documented out-of-pocket costs and expenses and reasonable attorneys fees (including the fees of in-house counsel) incurred in connection with the development, preparation and execution of, and in connection with the enforcement or preservation of any rights under, this agreement, any amendment, supplement, or modification thereto, and my other documents prepared in connection herewith or therewith both before and after judgment. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

9.	USA PATRIOT ACT NOTIFICATION, The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain verify, and record information that identifies such person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask tor Borrower’s name, taxpayer identification number, residential address, title of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

10.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTON OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.	JURY WAIVER THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, PORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

ADDRESS FOR NOTICES:	BORROWER:

11425 W. Lake Park Dr, Suite 900 Milwaukee, WI 53224	ARI Network Services, Inc.

Attn:	By:	/s/ Timothy Sherlock

Timothy Sherlock CPO

Printed Name Title

Date Signed: 7/9/04

Address for Notices:	Bank

III E.W Wisconsin Ave	Bank One NA with its main office in Chicago, IL
Milwaukee, WI 53202

Attn:	By:	/s/ Jay A. Isaman

Jay A. Isaman Vice President

Printed Name Title

Date Signed: 3/9/04